FOR IMMEDIATE RELEASE

Encorium Group Amends LOI with Respect to the Sale of its U.S. Business; Provides Update to LOI for Sale of its European Business

WAYNE, PA, June 18, 2009 -- Encorium Group, Inc. (Nasdaq: ENCO), a full service multinational contract research organization (CRO) that provides design, development, and management capabilities for clinical trials and patient registries to many of the world's leading pharmaceutical companies, today announced that the Board of Directors of the Company has approved amended terms to the previously announced letter of intent with Pierrel SpA, an international contract research organization listed on Milano’s Stock Exchange, for the sale of its U.S. business. The sale is expected to close on June 30, 2009.

Subject to the negotiation of a definitive agreement, pursuant to the letter of intent, Pierrel has the right to purchase the Company’s U.S. Line of Business for a purchase price equal 17% of the Company’s U.S. backlog at closing, less the amount that assumed current liabilities exceed acquired current assets by more than $500,000, as opposed to $350,000 as was provided for in the original letter of intent. The Company anticipates that backlog as of June 30, 2009 will be approximately $11.5 million. It is estimated that at closing, the liabilities assumed by Pierrel will exceed the assets transferred by the Company by more than the $500,000 deficiency allowance. As a result, the Company does not anticipate it will receive cash from Pierrel at closing.

The Company is proceeding with negotiations and diligence with respect to the sale of the Company’s wholly owned subsidiary Encorium OY to a leading full-service clinical research organization based in the United States and with operations globally, as announced on May 11, 2009. The Company anticipates that this transaction will close in the third quarter of 2009.

Terms of the agreement with respect to the sale of Encorium OY remain confidential and the closing is subject to the completion of due diligence, execution of a definitive agreement, and the fulfillment of certain closing conditions, including stockholder approval. It is not currently expected that distributions to stockholders will result in a premium, to the current stock price.

About Encorium Group, Inc.

Encorium Group, Inc. is a global clinical research organization specializing in the design and management of complex clinical trials and Patient Registries for the pharmaceutical, biotechnology and medical device industries. The Company’s mission is to provide its clients with high quality, full-service support for their biopharmaceutical and medical device development programs. Encorium offers therapeutic expertise, experienced team management and advanced technologies. The Company has drug and biologics development as well as clinical trial experience across a wide variety of therapeutic areas such as infectious diseases, cardiovascular, vaccines, oncology, diabetes endocrinology/metabolism, gene therapy, immunology, neurology, gastroenterology, dermatology, hepatology, women’s health and respiratory medicine. Encorium believes that its expertise in the design of complex clinical trials, its therapeutic experience and commitment to excellence, and its application of innovative technologies, offer its clients a means to more quickly and cost effectively move products through the clinical development process. Encorium is headquartered in Wayne, Pennsylvania with its European base of operations in Espoo, Finland. The Company has a geographic footprint that includes over one billion people in North America, Western/Central/Eastern Europe, Scandinavia, and the Baltics.

This press release contains forward-looking statements identified by words such as "estimate," "project," "expect," "intend," "believe," "anticipate" and similar expressions regarding the potential sale of the U.S. business and Encorium OY and our expectations regarding the effects of such transactions. Those statements involve risks and uncertainties, and actual results could differ materially from those discussed. Factors that could cause or contribute to such differences include, but are not limited to: (i) the timing of the closing, if any, of the transactions; (ii) the completion to the purchasers satisfaction of due diligence; (iii) the acquisition by us of a fairness opinion relating to the purchase price for the sale of Encorium OY; (iv) our ability to negotiate definitive agreements with the Purchasers; (v) the possibility that the transactions may not close; and (vi) the risk that any distributions to stockholders in connection with the transactions will not result in a premium to the current stock price.

Additional risks and uncertainties that could affect the Company's future operating results and financial condition generally include, without limitation: (i) the risk that we may not have sufficient funds to operate our business; (ii)our success in attracting new business and retaining existing clients and projects; (iii) the size, duration and timing of clinical trials we are currently managing may change unexpectedly; (iv) the termination, delay or cancellation of clinical trials we are currently managing could cause revenues and cash-on-hand to decline unexpectedly; (v) the timing difference between our receipt of contract milestone or scheduled payments and our incurring costs to manage these trials; (vi) outsourcing trends in the pharmaceutical, biotechnology and medical device industries; (vii) the ability to maintain profit margins in a competitive marketplace; (viii) our ability to attract and retain qualified personnel; (ix) the sensitivity of our business to general economic conditions; (x) other economic, competitive, governmental and technological factors affecting our operations, markets, products, services and prices; (xi) announced awards received from existing and potential customers are not definitive until fully negotiated contracts are executed by the parties; (xii) our backlog may not be indicative of future results and may not generate the revenues expected; (xiii) our ability to successfully integrate the business of Remedium OY, which we acquired on November 1, 2006; (xiv) the performance of the combined businesses to operate successfully and generate growth; and (xv) uncertainties regarding the availability of additional capital and continued listing of our common stock on Nasdaq. You should not place undue reliance on any forward-looking statement. We undertake no obligation to publicly release the result of any revision of these forward-looking statements to reflect events or circumstances after the date they are made or to reflect the occurrence of unanticipated events. Please refer to the section entitled “Risk Factors” in the Form 10-K for a more complete discussion of factors which could cause our actual results and financial position to change.

You should not place any undue reliance on these forward-looking statements which speak only as of the date of this press release. Additional information concerning factors that might affect our business or stock price which could cause actual results to materially differ from those in forward-looking statements is contained in Encorium Group's SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2008 and other periodic reports under the Securities Exchange Act of 1934, as amended, copies of which are available upon request from Encorium Group's investor relations department.

CONTACT:
Encorium Group, Inc.	Cameron Associates
Philip L. Calamia, Chief Financial Officer	Alison Ziegler
610-975-9533	212-554-5469
www.encorium.com	alison@cameronassoc.com